                                                                     EXHIBIT 4.3


                       THE ENRON CORP. STOCK OPTION PLAN
                          FOR ZOND EXCHANGE AGREEMENTS


         THIS STOCK OPTION PLAN (the "Plan") is hereby adopted this 10th day of December, 1996, by Enron Corp., a Delaware corporation (the "Corporation").

         1. PURPOSE. The purpose of this Plan is to advance the interests of the Corporation and its shareholders, in furtherance of completion of and closing the acquisition of Zond Corporation, a California corporation, by the Corporation and Enron Renewable Energy Corp., a subsidiary of the Corporation (the "Zond Acquisition"). Pursuant to the Purchase Agreement for the Zond Acquisition, certain employees of Zond Corporation will elect to exchange options to purchase shares of common stock of Zond Corporation for an option to purchase shares of common stock of the Corporation (an "Option") according to the provisions of the agreements by and between each such employee and the Corporation (an "Option Exchange Agreement").

         2. ADMINISTRATION. This Plan shall be administered by a committee (the "Committee") comprised of the same individuals who serve on the administrative committee for the Corporation's 1991 Stock Plan (as amended and restated effective May 3, 1994). The Committee members shall serve at the discretion of the Corporation's Board of Directors and may be removed or replaced at any time or times. Committee members shall not be eligible to receive an Option under this Plan. The Committee shall be responsible for construing and interpreting the provisions of the Plan. The Committee may adopt rules for the administration of the Plan consistent with the terms of the Plan and the Committee's interpretation of the Plan. The Corporation shall indemnify and hold harmless the members of the Committee for all actions taken in good faith in connection with the administration of the Plan.

         3. ELIGIBILITY. Each employee, officer of director of Zond Corporation or any of its subsidiaries who has entered into an Option Exchange Agreement (each, a "Recipient") shall receive a grant of an Option under this Plan according to the provisions of his or her respective Option Exchange Agreement.

         4. OPTION SHARES. The Corporation may grant Options under this Plan to purchase a maximum of number of shares of the Corporation's common stock ("Shares") in an amount to satisfy the Corporation's obligations stated under Sections 2.03(f) and 2.04(a) of that certain Purchase Agreement made the 9th day of December, 1996, to which the Corporation is a party, whereby Enron Renewable Energy Corp. shall acquire all of the capital stock of Zond Corporation. Such Shares may consist of either authorized, but unissued Shares or treasury Shares.

         5. STRIKING PRICE. A Recipient of an Option granted under this Plan may purchase up to the number of Shares subject to the Option at a purchase price as provided for in the Recipient's Stock Option Agreement.

         6. STOCK OPTION AGREEMENT. An Option granted to a Recipient shall be evidenced by a written agreement, substantially in the form attached hereto as Exhibit A, that will be entered into between the Recipient and the Corporation (each a "Stock Option Agreement").

         7. EXERCISE OF OPTION. A Recipient's right to exercise his or her Option shall be subject to all of the terms and conditions of the Plan, as interpreted by the Committee, and the terms and conditions of the Stock
Option Agreement.  Options shall be exercised in the following manner:

         A. Time of Exercise. An Option granted under this Plan must be exercised within sixty days following the filing by the Corporation of a Registration Statement with the Securities and Exchange Commission for the underlying Shares of the Stock Option Agreement. If the Option is not timely exercised, it shall become void, canceled and rescinded. Subject thereto, an Option granted under this Plan may be exercised at any time or times after the filing of such Registration Statement, whether or not the Recipient has terminated employment with his or her employer. Options must be exercised in whole, not in part.

         B. Method of Exercise. An Option shall be exercised by written notice directed to the Committee, at the Corporation's principal place of business, accompanied by cashier's check in payment of the option price for the total number of Shares granted under the Stock Option Agreement. Upon such payment, the Corporation shall make immediate delivery of such number of Shares less a number of whole Shares having a value as of such exercise necessary to satisfy withholding taxes due with respect to such exercise, provided that if any law or regulation requires the Corporation to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action. Any fractional shares remaining after such withholding by the Corporation shall be paid to the Recipient in cash. Additionally, an Option may be exercised through a broker financed exercise pursuant to the provisions of Regulation T of the Federal Reserve Board and procedures established by the Company. If the Company receives payment of the purchase price for the exercise of the Option through a broker financed exercise before the end of the fifth business day following the broker's execution of the sale of Stock for the financed exercise, the exercise shall be effective at the time of such sale. Otherwise, the exercise shall be effective when the Company receives payment of the purchase price.

         C. Termination of Option. An Option, to the extent not previously exercised or canceled as provided above, shall terminate, become unexercisable and be canceled on the tenth anniversary of its date of grant.

         8. CAPITAL ADJUSTMENT DUE TO REORGANIZATION. If and to the extent that the number of issued Shares of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of Shares subject to Option and the option price per share hereunder shall be proportionately adjusted by the Committee. If the Corporation is reorganized or consolidated or merged with another corporation, the Recipient shall be entitled to receive options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after the reorganization, consolidation, or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Option immediately before such reorganization, consolidation, or merger over the aggregate option price of such shares, and the new option or assumption of the old Option shall not give the Recipient additional benefits which he or she did not have under the old Option, or deprive Recipient of benefits which he or she had under the old Option.

         9. RIGHTS PRIOR TO EXERCISE OF OPTION. The Recipient shall have no rights as a stockholder of the Corporation with respect to the Option Shares until payment of the option price and delivery to him or her of such Shares as herein provided. The Options granted under this Plan shall be nontransferable by the Recipient other than by will or the laws of descent and distribution, provided however, a Recipient may, on a form acceptable to the Committee, designate a beneficiary or beneficiaries to exercise the right of the Recipient in the event of his or her death, and to receive any Shares distributable with respect to the Option granted to the Recipient. If a Recipient dies before exercising his or her Option, and no beneficiary has been named, the Option may be exercised, subject to the time requirements of this Plan, by the Recipient's estate.

         10.      EFFECTIVE DATE.  This Plan shall be effective as of December
10, 1996.

         11. AMENDMENT OR TERMINATION OF PLAN. The Corporation's Board of Directors reserves the right to revise or amend the Plan at any time or times in any manner as it deems appropriate to bring the Plan into compliance or to maintain the Plan in compliance with applicable law. Notwithstanding the foregoing, no such termination or amendment shall, without a Recipient's consent, change or impair any of the rights or obligations of the Recipient under any Options previously granted to the Recipient, or with respect to any Shares acquired by the Recipient as the result of the exercise of an Option granted under this Plan.

         12.      REGISTRATION AND RESTRICTIONS.

         A. Registration of Shares. As soon as administratively feasible after adoption of the Plan by the Corporation, the Corporation shall cause a registration statement to be prepared and filed under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares of the Corporation acquirable pursuant to Options granted under the Plan, shall use its best efforts to have such registration statement declared or become effective, and shall keep such registration effective throughout the period any Options are in effect. In the absence of such effective registration statement or an available exemption from registration under the Act, delivery of such Shares shall be delayed until registration of the Shares is effective or, in the opinion of the General Counsel of the Corporation, an exemption from registration under the Act is available. The Corporation shall use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available, a Recipient (or Recipient's estate or personal representative in the event of the Recipient's death or incapacity), if requested by the Corporation to do so, will execute and deliver to the Corporation in writing an agreement containing such provisions as the Corporation may require to assure compliance with applicable securities laws. No sale or disposition of Shares acquired pursuant to an Option granted under the Plan by a Recipient shall be made in the absence of an effective registration statement with respect to such Shares under the Act unless an opinion of counsel satisfactory to the Corporation, that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws, is first obtained. In the event that a Recipient proposes to sell or otherwise dispose of such Shares in a manner for which an exception from the registration requirements of the Act is unavailable for such sale or disposition, and upon request to the Corporation by the Recipient, the Corporation, at its sole cost and expense, shall cause a registration statement to be prepared and filed with respect to such sale or disposition by the Recipient and shall use its best efforts to have such registration statement declared effective, and, in connection therewith shall execute and deliver such documents as shall be necessary, including without limitation, agreements providing for the indemnification of underwriters for any loss or damage incurred in connection with such sale or disposition.

         B. Share Certificates. All certificates for Shares delivered under the Plan pursuant to the exercise of an Option granted thereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions, including, but not limited to, the provisions of this
Section 12 of the Plan.

       13. TEXAS LAW. This Plan shall be interpreted under and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

        THIS PLAN is adopted by action of the Board of Directors at a meeting held on December 10, 1996.

         IN WITNESS WHEREOF, the Corporation has executed this Plan effective December 10, 1996.


Enron Corp.                               ATTEST:



By:      /s/ James V. Derrick, Jr.        By:       /s/ Rex Rogers
         -------------------------                  ----------------------------
         James V. Derrick, Jr.                      Rex Rogers
         Senior Vice President and                  Assistant Secretary
           General Counsel

                                   Exhibit A

                             STOCK OPTION AGREEMENT

                       THE ENRON CORP. STOCK OPTION PLAN
                          FOR ZOND EXCHANGE AGREEMENTS

A. A STOCK OPTION ("Option") for a total of _____ shares of common stock of Enron Corp. (the "Corporation") is hereby granted to ___________ (the "Recipient"), subject in all respects to the terms and provisions of the Enron Corp. Stock Option Plan For Zond Exchange Agreements (the 'Plan"), which has been adopted by the Corporation and the provisions of which are incorporated herein by reference.

B.  The option price is Ten Cents ($0.10) per share.

C. This Option may not be transferred to any person otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the Recipient only by Recipient. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Recipient.

D.   This Option may be exercised only in accordance with the terms of the Plan.


Dated:                      , 199
       ---------------------     --


ENRON CORP.



By:
     -----------------------------------
Title:


RECIPIENT ACKNOWLEDGMENT

The Recipient acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof. The Recipient hereby accepts this Option subject to all the terms and provisions of the Plan. The Recipient hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Stock Option Plan Committee, upon any questions, issues or claims arising under the Plan. As a condition to the issuance of shares of Common Stock of the Corporation under this Option, in lieu of the Recipient paying to the Corporation a cash amount, the Recipient authorizes and directs the Corporation to withhold from any exercise thereof a number of whole shares of sufficient value for withholding taxes required to be withheld by the Corporation under federal, state, or local law as a result of the exercise of this Option. The Recipient agrees that the Option granted hereby shall be deemed to be the Option required to be issued pursuant to that certain

Option Exchange Agreement dated December __, 1996, between the Recipient and the Corporation (the "Option Exchange Agreement"). To the extent that the terms contained herein are inconsistent with those contained in Article 2 of the Option Exchange Agreement, the terms contained herein shall govern.


Dated:                      , 199
       ---------------------     --


--------------------------------
Recipient